PROSPECTUS SUPPLEMENT
(To Prospectus dated June 26, 1997)

                         EMC CORPORATION

                $517,500,000 Principal Amount of
         3 1/4% Convertible Subordinated Notes due 2002
          (Interest Payable March 15 and September 15)

                22,842,639 Shares of Common Stock
                 ______________________________

This document supplements the Prospectus dated June 26, 1997 relating to (i) $517,500,000 aggregate principal amount of our 3 1/4% Convertible Subordinated Notes due 2002 and (ii) 22,842,639 shares of our Common Stock, which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of our Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price. We are registering such Notes and shares of Common Stock issuable upon conversion of such Notes for the benefit of the holders thereof and such Notes and shares of our Common Stock will be offered for the account of such holders.
The Notes were issued and sold in March 1997 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to persons reasonably believed by Smith Barney Inc., Alex. Brown & Sons Incorporated and Morgan Stanley & Co. Incorporated to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act) or outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus.

Our Notes and Common Stock are listed on the New York Stock
Exchange.  Our Common Stock is traded under the symbol "EMC."
                     _______________________

          SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE
       ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN
   FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                     _______________________

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
   SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
  PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                            OFFENSE.
                     ______________________

    The date of this Prospectus Supplement is March 24, 1999.

     The following information supplements and updates the information found on pages 23-26 of the Prospectus under the caption "Selling Securityholders" as previously supplemented and amended by amending such information based upon certain information furnished to us through March 24, 1999 as to the security ownership of the Selling Securityholders to add the following to the list of Selling Securityholders:



                              Aggregate Principal     Number of Shares
                              Amount of Notes         of Common Stock
Name                          that may be Sold        that may be Sold*

NationsBanc Montgomery                500,000           22,070
  Securities LLC
Merrill Lynch Pierce Fenner &         100,000            4,414
  Smith Inc.
Lipper Offshore Convertibles,       1,250,000           55,175
  L.P.
McMahan Securities Company, L.P.       15,000              662
Public Employees' Retirement          100,000            4,414
  Association of Colorado
_____________
* Assumes a conversion price of $22.655 per share and a cash payment in lieu of any fractional share interest.